Exhibit 10.1

 EXECUTION COUNTERPART

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this “Agreement”) dated as of July 10, 2017 between LEONARD OSSER (the “Executive”) and MILESTONE SCIENTIFIC INC. (the “Company”).

WHEREAS, the Executive is currently the Chief Executive Officer of the Company; and

WHEREAS, the Board of Directors of the Company (the “Board”) desires to provide for a succession plan upon the Executive stepping down as the Company’s Chief Executive Officer; and

WHEREAS, since the Executive possesses unique knowledge and information with respect to the Company’s technology, business and operations, including its vendors, suppliers and affiliates, the Company desires to insure that it retains the uninterrupted service of the Executive; and

WHEREAS, in furtherance of the foregoing, upon the Executive stepping down as the Company’s Chief Executive Officer subject to the terms and conditions set forth below, the Company desires to employ the Executive as Managing Director – China Operations, and the Executive desires to be employed in such capacities to provide the services delineated herein; and

WHEREAS, the Company and the Executive wish to provide for the terms and conditions of that employment of the Executive by the Company and to consolidate in one agreement provisions of the Employment Agreement dated January 1, 2008 and the amendment thereto dated March 6, 2013 (collectively the “2008 Agreement”).

NOW, THEREFORE, in consideration of the premises and covenants herein contained, the parties hereto agree as follows:

1.       Employment Term, Termination of 2008 Agreement, etc.

(a)     Subject to the terms and conditions hereof, the Company employs the Executive and the Executive accepts such employment for the period commencing upon the date (the Effective Date”) that the Executive ceases to be the Chief Executive Officer of the Company under the Employment Agreement dated September 1, 2009 Agreement (as amended, the “2009 Agreement”) and continuing for a term of 120-months (the “Employment Term”) ending on the 10th anniversary of such commencement date (the “Termination Date”), unless the Employment Term is terminated as provided in Section 6”.

(b)     On the Effective Date, the 2008 Agreement and the 2009 Agreement and all other agreements relating to the Executive’s employment with the Company shall terminate and be of no further force and effect.

(c)     Notwithstanding the termination of the agreements referred to in Section 1(b) above, the Executive shall be entitled at the expiration of the Employment Term for any reason to all compensatory and other benefits (including shares of Company stock) earned by him under (A) the 2008 Agreement prior to the Termination Date, (B) the 2009 Agreement prior to the Termination Date, and (C) any other contract, plan or agreement providing for the payment of benefits or compensation upon, following or in connection with a termination of the Executive’s employment; provided, however, that if the Executive is a “specified employee” of the Company within the meaning of Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended(the “Code”) (or any successor provision), no payment under this Section 1(c) in connection with the Executive’s termination of employment (other than a payment of salary through the date of such termination, and payments on account of termination of employment by reason of death) shall be made until the date which is six (6) months after the date of the termination of the employment of the Executive (or, if earlier, the date of death of the Executive); provided further, if the Company determines based upon written advice of counsel that any such payment if made during the calendar year that includes the termination date would not be deductible in whole or in part by reason of Code § 162(m), such payment shall be made on January 2 of the following calendar year (or such later date as may be required under the preceding proviso if the Executive is a "specified employee").

2.     Duties and Responsibilities.   During the Employment Term, the Executive shall serve as Managing Director, China Operations of the Company. The Executive shall assist the Company and the Chief Executive Officer of the Company in: (i) the management and oversight of the Company’s vendors in China and other key vendors; (ii) arranging for and consummating financing transactions and other strategic initiatives; (iii) the Company’s investor relations program; and (iv) such other matters as the Executive and the Chief Executive Officer agree upon from time-to-time. The Executive shall also oversee ongoing patent infringement cases in China, if any. The Executive’s duties shall include reasonable and necessary travel related to the foregoing, provided the Executive shall not be required to take more than six (6) international business trips (each no longer than 14 days in duration) per calendar year. The Executive shall report to, and be subject to, the direction of the Board. The Executive shall work on a part time basis and, subject to the limitations set forth above, shall devote such time, energy and attention as is reasonably necessary to the business of the Company.

3.     Compensation. In payment for services to be rendered by the Executive hereunder, the Executive shall be entitled to annual basic compensation described below, less any withholding required by law.

(a)     Compensation shall be $300,000 per annum, consisting of $100,000 in cash payable in accordance with the Company’s usual executive compensation arrangements and $200,000 in the Company’s common stock valued at the average closing price of the Company’s common stock on the NYSE or such other market or exchange on which its shares are then traded during the first fifteen (15) trading days of the last full calendar month of each year during the Employment Term. Compensation shall be pro-rated for any partial calendar year during the Employment Term. The share portion of the Executive’s compensation, together with any shares issuable to the Executive under the termination of any prior employment agreement between the Executive and the Company, shall be issued to the Executive following the end of the Employment Term and in accordance with the requirements of Code §409A. The Executive acknowledges that the shares issuable under this Section 3(a) will be acquired by him for investment purposes only and not with a view towards the distribution thereof and will not be sold or otherwise disposed of in violation of the Securities Act of 1933 as amended and the rules and regulations promulgated thereunder.

(b)     If the Company terminates the Executive’s employment hereunder without Cause, other than due to the Executive’s death or Disability, or if the Executive terminates his employment for “Good Reason” (both as defined below), the Executive shall be paid in one lump sum payment as soon as practicable following such termination: an amount equal to the aggregate present value (as determined in accordance with Section 280G(d)(4) of the Code) of all compensation pursuant to Section 3 of this Agreement from the effective date of termination hereunder through the remainder of the Employment Term; provided, however, in the event the period from the date of Executive's termination hereunder through the remainder of the Employment Term is less than twelve (12) months, then the Executive shall receive a lump sum payment equal to the sum of the present value (as determined in accordance with Section 280G(d)(4) of the Code) of the current annual salary and the value of all other compensation and other benefits payable to the Executive annualized for a twelve (12) month period. This payment shall be in addition to and shall not be offset or reduced by (i) any other amounts that have been earned or accrued or that have otherwise become payable or will become payable to the Executive or his beneficiaries, but have not been paid by the Company at the time of termination including, without limitation, salary, consulting fees, disability benefits, termination benefits, retirement benefits, life and health insurance benefits or any other compensation or benefit payment that is part of any previous, current or future contract, plan or agreement, and (ii) any indemnification payments that may have accrued but not paid or that may thereafter become payable to the Executive pursuant to the provisions of the Company's Certificate of Incorporation, Bylaws or similar policies, plans or agreements relating to indemnification of directors and officers of the Company under certain circumstances. The Executive shall not be required to mitigate the amount of any payment received pursuant to this paragraph nor shall the amount payable under this paragraph be reduced by any compensation earned by the Executive after the date of his termination of employment.

4.     Expenses. During the Employment Term, the Executive shall be entitled to receive prompt reimbursement, but in no event later than thirty (30) days after submission, for all reasonable expenses incurred by him (in accordance with the policies and procedures established from time to time by the Board of Directors of the Company) in performing services hereunder, including, without limitation, six (6) business trips per year to China by business class air transport, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company. All air transportation other than the China travel referenced above shall be subject to advanced written approval by the Company’s Chief Executive Officer.

5.     Other Benefits. The Executive shall be entitled to the following additional benefits:

(a)     Such major medical, and family health coverage benefits and long-term disability group plan coverage generally available to the Company’s officers. To the extent the Executive qualifies, the Executive may participate in, or benefit under, any employee benefit plan, arrangement or perquisite made available by the Company to its key executives.

(b)     Ordinary and necessary business related expenses as shall be incurred by the Executive in the course of the performance of his duties under this Agreement.

(c)     A monthly car allowance in the amount of $1,200.

(d)     The Company shall fund the last installment in the amount of $203,111 in January 2018 as provided for in the 2009 Agreement, as amended. The obligation set forth in this Section shall survive the termination of this Agreement in all events other than a termination by the Company for Cause or a termination by the Executive other than for Good Reason.

6.     Termination. During the Employment Term, the Executive's employment hereunder may be terminated under the following circumstances:

(a)     The Company shall have the right to terminate the employment of the Executive under this Agreement for “Disability” in the event the Executive suffers an injury, or physical or mental illness or incapacity of such character as to substantially disable him from performing his duties hereunder (which for the purposes of such determination shall not include his ability to undertake travel to China) for a period of more than one hundred eighty (180) consecutive days upon the Company giving at least thirty (30) days written notice of termination; provided, however, that if the Executive is eligible to receive disability payments pursuant to a disability insurance policy or policies paid for by the Company, the Executive shall assign such benefits to the Company for all periods as to which he is receiving payment under this Agreement.

(b)     This Agreement shall terminate upon the death of Executive, except that any obligation hereunder to pay compensation or benefits (including shares of Company stock) following the end of the Employment Term shall survive termination of this Agreement in all events.

(c)     The Company may terminate this Agreement at any time for “Cause” because of (i) his being convicted of felony criminal charges in the United States or of violating such rules and regulations of the Securities and Exchange Commission as may result in criminal action or material fines against the Company, (ii) Executive’s material breach of any term of this Agreement, or (iii) the willful engaging by the Executive in misconduct which is materially injurious to the Company, monetarily or otherwise; provided, in the case or (ii) or (iii), however, that the Company shall not terminate this Agreement pursuant to this Section 6(c) unless the Company shall first have delivered to the Executive a written notice which specifically identifies such breach or misconduct, specifies reasonable corrective action and the Executive shall not have cured the breach or corrected the misconduct within thirty (30) days after receipt of such notice.

(d)     The Executive may terminate his employment for “Good Reason” as provided below if:

(i)     he is assigned, without his express written consent, any duties inconsistent with his positions, duties, responsibilities, authority and status with the Company as provided for in this Agreement resulting in a material diminution in his authority, duties or responsibilities, or a change occurs in his reporting responsibilities or titles as provided for in this Agreement; or

(ii)     any action is taken by or on behalf of the Company that results in a material negative change in the conditions under which the Executive’s duties are to be performed; or

(iii)     his compensation, as provided for in this Agreement, is materially reduced; or

(iiv)     the Company’s breaches any other material provision of this Agreement.

The Executive shall be deemed to have terminated his employment hereunder for Good Reason if and only if: (A) the Executive provides the Company with written notice, within ninety (90) days of the occurrence of one of the circumstances set forth in this Section 6(d), that he intends to terminate his employment hereunder for Good Reason, (B) if such circumstance is capable of being cured, the Company has failed to cure such circumstance within a period of thirty (30) days from the date of such written notice, and (C) the Executive in fact resigns his employment within ninety (90) days from the date that such circumstance first occurs. For purposes of clarification, the above-listed conditions shall apply separately to each occurrence of Good Reason and failure to adhere to such conditions in the event of Good Reason shall not disqualify the Executive from asserting Good Reason for any subsequent occurrence of Good Reason. For purposes of this Agreement, “Good Reason” shall be interpreted in a manner, and limited to the extent necessary, so that it shall not cause, to the extent possible, adverse tax consequences for either party with respect to Section 409A of the Code and any successor statute, regulation and guidance thereto.

7.       Nondisclosure; Noncompetition.

(a)     The Executive agrees not to use or disclose, either while in the Company's employ or at any time thereafter, except with the prior written consent of the Board of Directors, any trade secrets, proprietary information, or other information that the Company reasonably considers confidential relating to processes, suppliers (including but not limited to a list or lists of suppliers), customers (including but not limited to a list or lists of customers), compositions, improvements, inventions, operations, processing, marketing, distributing, selling, cost and pricing data, or master files utilized by the Company, not presently generally known to the public, and which is, obtained or acquired by the Executive while in the employ of the Company.

(b)     During his employment and for a period of two years thereafter, the Executive shall not, directly or indirectly; (i) in any manner, engage in any business which competes with any business conducted by the Company (including any subsidiary) and will not directly or indirectly own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be employed by or connected in any manner with any corporation, firm or business that is so engaged (provided, however, that nothing herein shall prohibit the Executive from owning not more than three percent (3%) of the outstanding stock of any publicly held corporation), (ii) persuade or attempt to persuade any employee of the Company to leave the employ of the Company or to become employed by any other entity, or (iii) persuade or attempt to persuade any current client or former client with leaving, or to reduce the amount of business it does or intends or anticipates doing with the Company.

(c)      During his employment with the Company, and for two years thereafter, the Executive shall not take any action which might divert from the Company any opportunity learned about by him during his employment with the Company (including without limitation during the New Employment Term) which would be within the scope of any of the businesses then engaged in or planned to be engaged in by the Company. The parties acknowledge that currently the Company’s business is the delivery of anesthetics and other medicaments through computer controlled systems.

(d)      In the event that this Agreement shall be terminated, then notwithstanding such termination, the obligations of the Executive pursuant to this Section 7 of this Agreement shall survive such termination.

8.       Successors; Binding Agreement.

(a)     The Company shall require any purchaser or purchasers of the Company or any purchaser or purchasers of substantially all of the business or assets of the Company, by agreement in form and substance satisfactory to the Executive, to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such purchase had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business or assets which executes and delivers the agreement provided for in this Section 8(a) or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

(b)      This Agreement shall be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If any amount is due to the Executive pursuant to this Agreement at or following the time of the Executive’s death, any such amount shall be paid in accordance with the terms of this Agreement to the Executive's estate.

9.      Amendment; Waiver. No provisions of this Agreement may be modified, supplemented, waived or discharged unless such waiver, modification or discharge is agreed to in a writing signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or in compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

10.      Applicable Law.   The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New Jersey without regard to its conflict of laws principles.

11.      Severability of Covenants. In the event that any provision of this Agreement, including any sentence, clause or part hereof, shall be deemed contrary to law or invalid or unenforceable in any respect by a court of competent jurisdiction, the remaining provisions shall not be affected, but shall remain in full force and effect and any invalid and enforceable provisions shall be deemed, without further action on the part of the undersigned, modified, amended and limited solely to the extent necessary to render the same valid and enforceable.

12.     Remedies.

(a)     In the event of a breach or threatened breach of any of the Executive's covenants under Section 7, the Executive acknowledges that the Company will not have an adequate remedy at law. Accordingly, in the event of any such breach or threatened breach, the Company will be entitled to such equitable and injunctive relief as may be available to restrain the Executive from the violation of the provisions thereof.

(b)     Nothing herein shall be construed as prohibiting the Company, on the one hand, and the Executive, on the other hand, from pursuing any remedies available at law or in equity for any breach or threatened breach of the provisions of this Agreement by the other party, including the recovery of damages.

13.      Notices.   Any notice, request, instruction or other document to be given hereunder by any party to the other party shall be in writing and shall be deemed to have been duly given when delivered personally or five (5) days after dispatch by registered or certified mail, postage prepaid, return receipt requested, to the party to whom the same is so given or made:

If to the Company

addressed to:	Milestone Scientific Inc. 220 South Orange Avenue Livingston Corporate Park Livingston, New Jersey 07039 Attn: Chief Financial Officer

with a copy to:	Morse, Zelnick, Rose & Lander, LLP 825 Third Avenue, 16th Floor New York, New York 10022 Attn: Kenneth S. Rose, Esq.

If to the Executive
addressed to:	Leonard Osser 32 Camlet Court Roseland, NJ 07068

or to such other address as the one party shall specify to the other party in writing.

14.     Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and canceled.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

MILESTONE SCIENTIFIC INC. By: /s/ Joseph D'Agostino Joseph D’Agostino, Chief Operating Officer and Chief Financial Officer /s/ Leonard Osser Leonard Osser